EXHIBIT 10.1

March 4, 2008

Luke Seikkula
16309 Deer Ridge Road
San Diego, CA 92127

Re: Promotion to VP, Manufacturing

Dear Luke:

We are pleased to confirm your promotion to the position of Vice President, Manufacturing, reporting to Deirdre Gillespie, President & CEO. The effective date of this promotion was February 5, 2007. This offer and your employment relationship will be subject to the terms and conditions of this letter.

In this position, your new salary will be $164,020.00 annualized, less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

You will remain eligible for all fringe benefits available to other “full-time” Company employees, including medical, dental insurance, 401k plan, in accordance with Company’s benefit plans. Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

As part of this promotion, the Company’s Board of Directors’ has granted options to purchase 25,000 shares of Company’s common stock in accordance with Company’s 2004 Equity Incentive Plan (the “Plan”) and related option documents.

You will also continue to be eligible to participate in the management incentive compensation plan that has been established by Company during your employment, with a target bonus of up to 30% of your base salary. The bonus will be determined by the achievement of goals tied to your position and the achievement of overall corporate goals and is subject to approval by the Company’s Board of Directors.

Your employment with Company continues to be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Company’s President.

If your employment is terminated by Company for other than Cause, you will receive a severance amount equal to 6 months of your then current base salary, provided you sign a separation agreement in a form acceptable to Company, including a complete release of claims. For purposes of this offer letter, “Cause” shall mean your employment is terminated for dishonesty, misconduct, failure or inability to perform your job duties (with reasonable accommodation, if required by law), or other conduct that has a material adverse effect on the name or public image of Company.

This letter constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Company’s President.

Luke, congratulations on your promotion and we wish you continued success in this new opportunity. If you have any questions, please feel free to call me at 858-646-6605.

Sincerely,

/s/ Vickie Motte
Vickie Motte
Sr. Director, Human Resources

La Jolla Pharmaceutical Company

* * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Company is at-will.

Dated	04 Mar 08	/s/ Luke Seikkula

Luke Seikkula